As filed with the Securities and Exchange Commission on September 29, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANGOMA TECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Ontario, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 Renfrew Drive, Suite 100

Markham, Ontario, L3R 9R6

Tel: 905-474-1990

Attention: Larry Stock

(Address, including zip code, of Registrant’s principal executive offices)

Omnibus Equity Incentive Plan

(Full titles of the plans)

CT Corporation System

28 Liberty St.

New York, New York 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

COPIES TO:

Samantha Reburn General Counsel & Corporate Secretary 100 Renfrew Drive, Unit 100 Markham, ON, Canada, L3R 9R6 Tel: +1 905-474-1990

Jared D. Kaplan
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, NY 10019-6022
Tel: (212) 318-3011

and

Michael Partridge

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Tel: +1 416-597-5498

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

Explanatory Note

Sangoma Technologies Corporation (the “Registrant”, the “Company”, “we” or “us”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the United States Securities Act of 1933, as amended (the “Securities Act”), to register 2,384,217 of its common shares, no par value (the “Common Shares”), reserved for issuance to eligible persons under the Registrant’s Omnibus Equity Incentive Plan dated December 13, 2022 (the “Omnibus Equity Incentive Plan”). Pursuant to the Omnibus Equity Incentive Plan, the Registrant may grant participants options, performance share units (“PSUs”), restricted share units (“RSUs”) and deferred share units (the “DSUs”). The PSUs, RSUs and DSUs are redeemable either for one Common Share or for an amount in cash equal to the fair market value of one Common Share (at the option of the Registrant and as set out in the participant’s equity award agreement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Omnibus Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, but each such document constitutes, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in each Section 10(a) prospectus. The Registrant will also furnish without charge to any person to whom a prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to 100 Renfrew Drive, Suite 100, Markham, Ontario, L3R 9R6, Attn: Samantha Reburn, General Counsel and Corporate Secretary. Please direct your telephone requests to us at 905-474-1990.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with or furnished to the Commission are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 40-F, filed with the Commission on September 27, 2023, as amended by Amendment No. 1 to the Registrant's Annual Report on Form 40-F/A, filed with the Commission on September 29, 2023;

2.	The Registrant's Current Report on Form 6-K, filed with the Commission on September 27, 2023;

3.	All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2022; and

4.	The description of our Common Shares contained in our Registration Statement on Form 8-A12B filed with the Commission on December 15, 2021.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Also, the Registrant may incorporate by reference its future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), the Company may indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Company shall not indemnify the individual unless the individual had reasonable grounds for believing that his or her conduct was lawful.

Further, the Company may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Company or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Company or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions in (i) and (ii) above. Such individuals are entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Company or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

Subject to the Business Corporations Act (Ontario), the by-laws of the Company provide that the Company shall indemnify the directors and officers of the Company, former directors or officers of the Company, any individual who acts or has acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and that individual’s heirs, executors, administrators and other legal personal representatives (each an “Indemnified Person”) from and against (a) any and all liability, costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment which is reasonably incurred by such Indemnified Person in respect of any civil, criminal, action, suit or administrative proceeding that is proposed or commenced against such individual for or in respect of the execution of the duties of such individual’s office or by reason of such individual being or having been a director or officer of the Company or such body corporate; and (b) all other costs, charges and expenses that such Indemnified Person sustains or incurs in respect of the affairs of the Company. The Company shall also indemnify the Indemnified Persons in such other circumstances as the Business Corporations Act (Ontario) or law permits or requires.

The Company maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the by-laws of the Company and the Business Corporations Act (Ontario).

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Incorporated by Reference

Exhibit Number	Exhibit Description	Filed Herewith	Form	SEC File / Registration Number	Exhibit	Filing Date

4.1	Articles of Amalgamation, Articles of Amendment and By-Laws of Sangoma Technologies Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Form F-3 filed with the Commission on March 29, 2023).		F-3	333-270918	3.1	4/13/23

5.1	Opinion of Goodmans LLP as to legality of the Common Shares.	X

23.1	Consent of Goodmans LLP (included in Exhibit 5.1 to this Registration Statement).	X

23.2	Consent of KPMG LLP.	X

23.3	Consent of MNP LLP.	X

24.1	Powers of Attorney (included on signature pages of this Part II).	X

99.1	Omnibus Equity Incentive Plan.	X

107	Calculation of Filing Fee Tables.	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ontario, Canada, on the 29th day of September 2023.

SANGOMA TECHNOLOGIES CORPORATION

By:	/s/ Larry Stock
Name:	Larry Stock
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry Stock his or her true and lawful attorney-in-fact and agent, whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 29, 2023.

Signature	Title	Date

/s/ Charles Salameh	Chief Executive Officer	September 29, 2023
Charles Salameh	(Principal Executive Officer)

/s/ Larry Stock	Chief Financial Officer	September 29, 2023
Larry Stock	(Principal Financial and Accounting Officer)

/s/ Norman Worthington	Chairman of the Board	September 29, 2023
Norman Worthington

/s/ Allan Brett	Director	September 29, 2023
Allan Brett

/s/ Al Guarino	Director	September 29, 2023
Al Guarino

/s/ Marc Lederman	Director	September 29, 2023
Marc Lederman

/s/ Joanne Moretti	Director	September 29, 2023
Joanne Moretti

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Sangoma Technologies Corporation in the United States, on the 29th day of September, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director